Exhibit 99.3

LETTER TO BROKERS AND OTHER NOMINEE HOLDERS

FIRST BANCORP.

Up to 10,651,835 Shares of Common Stock Issuable Upon the Exercise of Transferable

Subscription Rights

October   , 2011

To Security Dealers, Commercial Banks,
Trust Companies and Other Nominees:

This letter is being distributed to securities dealers, commercial banks, trust companies, and other nominees in connection with the rights offering (the “Rights Offering”) by First BanCorp. (the “Corporation”) of shares of its common stock (“Common Stock”), which will be issued upon the exercise of transferable subscription rights (the “Subscription Rights”), which are evidenced by subscription forms that are being distributed, at no cost, to all holders of record (the “Record Holders”) of Common Stock as of 5:00 p.m., New York City time, on September 6, 2011 (the “Record Date”). The Subscription Rights and the Rights Offering are described in the prospectus dated October   , 2011 (the “Prospectus”), which is enclosed with this letter.

In the Rights Offering, the Corporation is offering up to an aggregate of 10,651,835 shares of Common Stock to be issued upon the exercise of the Subscription Rights, which is described further in the Prospectus. The Subscription Rights will expire, if not exercised earlier, at 5:00 p.m., New York City time, on          , 2011 (the “Expiration Date”), or upon an earlier date if the Corporation elects to cancel the Rights Offering.

As described in the Prospectus, each Record Holder will receive, at no charge, one Subscription Right for each share of Common Stock owned on the Record Date. Two Subscription Rights will allow the holder thereof to subscribe to purchase one share of Common Stock at a subscription price of $3.50 per share. For example, if a Record Holder owned 1,000 shares of Common Stock on the Record Date, the Record Holder would receive 1,000 Subscription Rights and would have the right to purchase 500 shares of Common Stock for $3.50 per share.

You should be aware that there is an over-subscription right associated with the Rights Offering. If you timely and fully exercise your Basic Subscription Right with respect to all the Rights you hold and other holders of rights (“Rights Holders”) do not exercise their Basic Subscription Right in full, you may also subscribe for additional shares of Common Stock, subject to availability and allocation (“Over-subscription Privilege”), provided that the aggregate number of shares of Common Stock purchased in the Rights Offering may not exceed 10,651,835. If the number of shares issuable upon the exercises of the Over-subscription Privilege (the “over-subscription requests”) exceeds the number of shares available, we will allocate the available shares pro rata among the Rights Holders exercising the Over-subscription Privilege in proportion to the number of shares such a Rights Holder elected to purchase pursuant to the Over-subscription Privilege, relative to the aggregate number of shares requested in all of the over-subscription requests received from Rights Holders. If you properly exercise your Over-subscription Privilege for a number of shares that exceeds the number of shares allocated to you, any excess subscription payments received by the Subscription Agent (as defined below) will be returned to you as soon as practicable, without interest or penalty, following the expiration of the Rights Offering. We may reject any over-subscription request and we reserve discretion to reject an over-subscription to the extent the Rights Holder would own 5% or more of our Common Stock after the over-subscription is exercised. If you exercise your Over-subscription Privilege and your over-subscription is rejected, for any reason, the excess subscription payment will be returned to you, without interest or penalty, as soon as practicable.

Each holder of Subscription Rights will be required to submit payment in full for all of the shares of Common Stock that the holder wishes to buy pursuant to the exercise of the holder’s Subscription Rights to The Bank of New York Mellon (the “Subscription Agent”), by no later than 5:00 p.m., New York City time, on the Expiration Date. Any excess subscription payments that any holder may pay to the Subscription Agent in the Rights Offering will be returned, without interest or penalty, to the holder by the Subscription Agent as soon as practicable following the completion of the Rights Offering.

The Subscription Rights are evidenced by rights certificates and subscription forms (each, a “Subscription Form”) registered in the Record Holder’s name. Subscription Rights are transferable, from the commencement of the Rights Offering until 4:00 p.m., Eastern Time, on          , 2011, the last trading day before the Expiration Date. You may transfer all or a portion of your Subscription Rights by following the instructions on your Subscription Form.

We are asking persons who hold shares of Common Stock beneficially and who have received the Subscription Rights distributable with respect to those shares through a broker, dealer, commercial bank, trust corporation, or other nominee, as well as persons who hold certificates of Common Stock directly and prefer to have such institutions effect transactions relating to the Subscription Rights on their behalf, to contact the appropriate institution or nominee and request it to effect the transactions for them. In addition, we are asking beneficial owners who wish to obtain a separate Subscription Form to contact the appropriate nominee as soon as possible and request that a separate Subscription Form be issued.

If you exercise the Subscription Rights on behalf of beneficial owners of Subscription Rights you will be required to certify to the Corporation and the Subscription Agent with respect to each beneficial owner of Subscription Rights on whose behalf you are acting, as to the aggregate number of Subscription Rights that have been exercised and the corresponding number of shares of Common Stock subscribed for in the Rights Offering.

All commissions, fees, and other expenses (including brokerage commissions and transfer taxes), other than fees and expenses of the Subscription Agent incurred in connection with the exercise of the Subscription Rights will be for the account of the holder of the Subscription Rights, and none of such commissions, fees, or expenses will be paid by the Corporation, or the Subscription Agent.

Enclosed are copies of the following documents:

•	Prospectus;

•	Subscription Form;

•	Instructions For Use of First Bancorp. Rights Certificate and Subscription Form (including an accompanying Notice of Guaranteed Delivery for Subscription Rights Issued by First BanCorp.);

•	A form of letter that you may send to your clients for whose accounts you hold shares of Common Stock registered in your name or the name of your nominee (including an accompanying Beneficial Owner Election Form);

•	Nominee Holder Certification, which must be completed and submitted by you if you exercise the Subscription Rights; and

•	A return envelope addressed to BNY Mellon Shareowner Services.

Your prompt action is requested. To exercise the Subscription Rights, you must deliver the properly completed and signed Subscription Form (or the Notice of Guaranteed Delivery if you are following the guaranteed delivery procedures), together with payment in full of the total subscription amount that is required for all of the shares subscribed for in the Rights Offering, to the Subscription Agent as described further in the Prospectus. The properly completed and signed Subscription Form or Notice of Guaranteed Delivery, in either case accompanied by full payment of the total subscription amount, must be received by the Subscription Agent, and your payment must clear, by no later than 5:00 p.m., New York City time, on the Expiration Date.

Failure to return the properly completed Subscription Form (or the Notice of Guaranteed Delivery) with the correct payment will result in your not being able to exercise the Subscription Rights held in your name on behalf of yourself or beneficial owners. A Subscription Rights holder cannot revoke the exercise of Subscription Rights. Subscription Rights not exercised before 5:00 p.m., New York City time, on the Expiration Date will expire.

Additional copies of the enclosed materials may be obtained from the Subscription Agent by calling, if you are located within the U.S., Canada or Puerto Rico, 1-866-415-9687 (toll free) or, if you are located outside the U.S., 1-201-680-6579 (collect).

Very truly yours,

FIRST BANCORP.

NOTHING CONTAINED IN THE PROSPECTUS OR IN ANY OF THE ENCLOSED DOCUMENTS SHALL MAKE YOU OR ANY PERSON AN AGENT OF THE CORPORATION, THE SUBSCRIPTION AGENT, OR ANY OTHER PERSON MAKING OR DEEMED TO BE MAKING OFFERS OF THE SECURITIES ISSUABLE UPON VALID EXERCISE OF THE SUBSCRIPTION RIGHTS, OR AUTHORIZE YOU OR ANY OTHER PERSON TO MAKE ANY STATEMENTS ON BEHALF OF ANY OF THEM WITH RESPECT TO THE RIGHTS OFFERING EXCEPT FOR STATEMENTS MADE IN THE PROSPECTUS.

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